Exhibit 99.1

Click Commerce Reports Q4 2005 Non-GAAP EPS of 44 cents, GAAP EPS of 79 cents

Company Posts Record Profits and Revenues

CHICAGO, Feb 21, 2006 - Click Commerce, Inc. (Nasdaq: CKCM), a leading provider of on-demand supply chain management solutions, today announced record results for its fourth quarter and fiscal year ended December 31, 2005.

Total fourth quarter 2005 revenues were $18.2 million, representing over 153% growth from fourth quarter 2004 revenue of $7.2 million. On a non-GAAP basis, excluding certain charges and a fourth quarter tax benefit as described below, net income was $5.5 million, or $0.44 per share on a diluted basis. This represents an improvement of approximately $3.6 million over Q4 2004’s non-GAAP net income of $1.9 million, $0.19 per share on a diluted basis. On a GAAP basis, net income was $9.9 million, or $0.79 per share including a $5.4 million reversal of a portion of the Company’s deferred tax asset valuation allowance.  Excluding this tax benefit, GAAP income before taxes was $4.5 million, an improvement of approximately $2.7 million over the fourth quarter of 2004’s net income of $1.8 million, an increase of 153%. The Company’s fourth quarter results represent its tenth consecutive profitable quarter, with a non-GAAP profit margin of 30% in the fourth quarter.

For the year, 2005 revenues were $58.7 million, representing 128% growth from 2004 revenue of $25.7 million.  On a non-GAAP basis, excluding certain charges and a fourth quarter 2005 tax benefit as described below, net income was $18.0 million for 2005, or $1.50 per share on a diluted basis. This represents an improvement of approximately $12.2 million over 2004’s non-GAAP net income of $5.8 million, an increase of 210%. On a GAAP basis, net income was $19.5 million, or $1.63 per share due to the reversal of a portion of the Company’s deferred tax asset valuation allowance.  Excluding this tax benefit, GAAP income before taxes was $14.1 million, an improvement of approximately $8.9 million over 2004’s GAAP income before taxes of $5.2 million, an increase of 173%. The Company’s non-GAAP pre-tax profit margin was 30% for 2005.

The Company’s fourth quarter results include a reversal of a portion of its net deferred tax asset valuation allowance.  A valuation allowance, originally established in 2001 and adjusted annually thereafter, was recorded as the Company had determined that the realization of those tax assets did not meet the more-likely-than-not criteria under accounting rules.  In the fourth quarter of 2005, based on an evaluation of the Company’s most recent ten quarters of profitability and the expectation of continued net income, a $5.4 million tax benefit was recognized as the Company determined that it has met the more-likely-than-not criteria related to certain net deferred tax assets.  The Company continues to maintain a valuation allowance for certain other net deferred tax assets primarily associated with accumulated tax loss carry-forwards from its acquisitions.

The Company’s cash and cash equivalents were $17.5 million as of December 31, 2005 compared to $11.1 million as of September 30, 2005.  The increase of $6.4 million primarily related to the acquisition of Requisite Technology, Inc. (“Requisite”) offset by an approximately $2.8 million use of cash to repurchase shares originally issued in connection with its acquisition of certain business assets from Commerce 5, Inc. (formerly Channelwave, Inc.).  Cash flows from operations in the quarter were a net source of $2.5 million. Accounts receivable increased in the third quarter by $8.9 million to $25.3 million due to increased revenue in the fourth quarter, the acquisition of Requisite on November 22, 2005 and the calendar year-based renewal of many of the Company’s customers maintenance contracts, the revenue of which is all deferred.  As of December 31, 2005, there were approximately $6.6 million of incremental accounts receivable related to 2006 maintenance renewals.  Normalizing days sales outstanding to exclude the 2006 incremental maintenance renewal accounts receivable and pro forma effects of a full quarter’s revenue for Requisite, fourth quarter days sales outstanding was 84 days as compared to third quarter 2005 days sales outstanding of 93 days. Deferred revenue was $16.4 million as of December 31, 2005.

Conference Call

The Company will hold a conference call to discuss the results today, Feb. 21, at 4:30 p.m. (EST), with remarks from Chairman and CEO Michael W. Ferro, Jr. and Chief Financial Officer Michael W. Nelson. The call will also be broadcast live over the Internet. Investors interested in listening to the Webcast should go to the “Investor Center” on Click Commerce’s Web site, located at www.clickcommerce.com, at least 15 minutes prior to the call.

1.1.1                     Information Concerning Forward-Looking Statements

1.1.2

Information contained in this release that are not historical facts and refer to the Company’s future operations are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements involve expectations, beliefs, hopes, plans or strategies regarding the future. These statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to: success of our suite of applications, impact of acquisitions or investments in other companies, general economic trends, introduction of new products or services by competitors, and security risks and regulation related to the Internet. We refer you to the risk factors listed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other filings, which are on file with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or to reflect any change in any event, condition or circumstance on which such forward-looking statement is based, in whole or in part.

Non-GAAP Financial Measures

The non-GAAP financial measures contained in this earnings press release exclude amortization of intangible assets and a cumulative adjustment to its net deferred tax asset valuation allowance. The Company uses these measures for planning and forecasting its future business as well as analyzing such forecasts against past performance. In addition, excluding these charges and tax benefits enhance the Company’s understanding of trends developing in its operations as well as its performance in its market and against its competitors. The Company believes that providing specific financial information on the cost of such expense and one-time tax benefits, as well as providing non-GAAP net income measures that exclude such items, best allows investors to understand the Company’s ongoing business activities during the quarter. The Company believes that inclusion of certain non-GAAP financial measures provides comparability to similar companies in the Company’s industry, many of which present similar non-GAAP financial measures to investors. The non-GAAP financial measures should not be considered as a substitute for, or preferable to, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP financial measures used by others.

The Company believes that these non-GAAP financial measures provide an additional tool for investors to evaluate its ongoing operating results and trends. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures as detailed below (in thousands, except earnings per share and margins):

Reconciliation of Non-GAAP Financial Measures (unaudited)

	Three months ended December 31, 2005				Three months ended December 31, 2004
	Net income	Basic Earnings per share	Diluted Earnings per share	Profit Margin	Net income	Basic Earnings Per share	Diluted Earnings per share	Profit Margin

As reported GAAP financial measures	$9,893	$0.84	$0.79	54%	$1,779	$0.18	$0.17	25%

Adjustments
Income tax benefit related to valuation allowance	(5,399)	(0.46)	(0.43)	-30%	—	—	—	—
Amortization of intangible assets presented in:
Cost of revenues, Product License	299	0.03	0.02	2%	71	0.01	0.01	1%
Operating expense	748	0.06	0.06	4%	88	0.01	0.01	1%

Total adjustment	(4,352)	(0.37)	(0.35)	-24%	159	0.02	0.02	2%

Non-GAAP financial measures	$5,541	$0.47	$0.44	30%	$1,938	$0.20	$0.19	27%

	Year ended December 31, 2005				Year ended December 31, 2004
	Net income	Basic Earnings per share	Diluted Earnings per share	Profit Margin	Net income	Basic Earnings Per share	Diluted Earnings per share	Profit Margin

As reported GAAP financial measures	$19,522	$1.73	$1.63	33%	$5,177	$0.56	$0.54	20%

Adjustments
Income tax benefit related to valuation allowance	(5,399)	(0.48)	(0.45)	-9%	—	—	—	0%
Amortization of intangible assets presented in:
Cost of revenues, Product License	1,075	0.10	0.09	2%	176	0.02	0.02	1%
Operating expense	2,783	0.25	0.23	5%	477	0.05	0.05	2%

Total adjustment	(1,541)	(0.14)	(0.13)	-3%	653	0.07	0.07	3%

Non-GAAP financial measures	$17,981	$1.59	$1.50	30%	$5,830	$0.63	$0.61	23%

About Click Commerce, Inc.

Click Commerce, Inc., (Nasdaq: CKCM), a leading provider of on-demand supply chain management solutions, enables millions of users in 70 countries to collaborate, in real time, with business partners across the extended enterprise. Click Commerce solutions support the unique business processes of multiple industry segments such as manufacturing, aerospace and defense, high-tech, and research and healthcare. Click Commerce enables corporations including Alaska Airlines, BASF, Citibank, Delphi, Eastman Kodak Company, Jabil Global Services, Lockheed Martin, Microsoft, Peirl, Rydes, JAP, and Verizon to coordinate and optimize business processes, accelerated revenue, lower costs, and improve customer service.  More information can be found at www.clickcommerce.com

CLICK COMMERCE, INC.

Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	December 31, 2005	December 31, 2004
	(Unaudited)
ASSETS

Current Assets:
Cash, cash equivalents, and short-term investments	$17,498	$13,382
Trade accounts receivable, net	25,336	7,264
Revenue earned on contracts in progress in excess of billings	481	276
Other current assets	1,879	389
Total current assets	45,194	21,311

Property and equipment, net	2,765	870

Intangibles	22,129	2,944
Goodwill	48,782	6,874
Deferred tax asset	7,116	—
Other assets	1,673	738
Total assets	$127,659	$32,737

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	$1,454	$573
Billings in excess of revenues earned on contracts in progress	177	68
Deferred revenue	16,421	5,174
Accrued compensation	3,190	1,585
Accrued expenses and other current liabilities	7,162	2,177
Short-term notes payable	829	—
Total current liabilities	29,233	9,577

Long-term debt	6,464	—
Other liabilities	846	6
Total liabilities	36,543	9,583

Preferred stock	—	—
Common stock	12	10
Additional paid-in capital	120,589	69,386
Accumulated other comprehensive income	194	153
Deferred compensation	—	—
Treasury stock	(2,923)	(117)
Accumulated deficit	(26,756)	(46,278)
Total shareholders’ equity	91,116	23,154

Total liabilities and shareholders’ equity	$127,659	$32,737

Click Commerce, Inc.

Condensed Consolidated Statements of Income

(Dollars in thousands, except per share data)

(unaudited)

	Three Months Ended December 31		Year Ended December 31
	2005	2004	2005	2004

Revenues
Product
Product license	$3,871	$1,118	$9,782	$4,199
Service
Maintenance and hosting	7,446	2,746	24,576	9,143
Consulting and implementation service	5,007	2,625	16,927	10,162
Subscription	1,907	724	7,425	2,225
Total service	14,360	6,095	48,928	21,530
Total revenues	18,231	7,213	58,710	25,729

Cost of revenues
Product license	494	143	1,649	307
Service	5,795	2,024	19,945	9,231
Total cost of revenues	6,289	2,167	21,594	9,538

Gross profit	11,942	5,046	37,116	16,191

Operating expenses
Sales and marketing	2,482	1,102	7,288	3,464
Research and development	2,329	841	7,026	2,913
General and administrative	1,923	1,553	5,807	4,524
Amortization of intangible assets	748	88	2,783	477
Amortization of stock-based compensation	—	—	—	21
Restruction and other charges (recoveries)	—	(121)	—	(121)

Total operating expenses	7,482	3,463	22,904	11,278

Operating income	4,460	1,583	14,212	4,913

Other income (expense)	34	196	(89)	264

Income before income taxes benefit	4,494	1,779	14,123	5,177
Income tax (benefit)	(5,399)	—	(5,399)	—

Net income	$9,893	$1,779	$19,522	$5,177

Basic net income per common share	$0.84	$0.18	$1.73	$0.56

Diluted net income per common share	$0.79	$0.17	1.63	$0.54

Weighted average common shares outstanding- basic	11,725,437	9,706,800	11,274,545	9,163,702

Weighted average common shares outstanding - diluted	12,474,408	10,203,328	12,006,978	9,621,123